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                                                                    Exhibit 99.1

[LOGO] QUANTA                                                      PRESS RELEASE
       SERVICES

FOR IMMEDIATE RELEASE
02-29

Contacts:     James Haddox, CFO              Ken Dennard / kdennard@easterly.com
              Dana Gordon, Vice President    Lisa Elliott / lisae@easterly.com
              Quanta Services, Inc.          Easterly Investor Relations
              713-629-7600                   713-529-6600


                   QUANTA SERVICES ANNOUNCES EQUITY INVESTMENT
                          BY FIRST RESERVE CORPORATION


     HOUSTON - October 16, 2002 - Quanta Services, Inc. (NYSE: PWR) announced today that a private equity fund managed by First Reserve Corporation has committed to invest up to $135 million in the Company. Quanta today agreed to First Reserve Fund IX, L.P.'s purchase of 8,666,666 newly issued Quanta common shares at $3.00 per share. The First Reserve fund also purchased 3,303,100 Quanta common shares at $3.00 per share and 939,380 Quanta Series A preferred shares (convertible into 4,696,900 common shares) at $3.00 per common share equivalent from Aquila, Inc. As a result, Aquila's ownership is reduced to approximately 14 percent. The combined value of these transactions is approximately $49.9 million.

     "We are very pleased with First Reserve's desire to become the largest shareholder of Quanta and provide growth capital at a significant premium to our recent stock price," stated John Colson, chairman and chief executive officer. "When First Reserve approached us with their proposal, they understood and believed in our mission to be the best specialty contractor within the markets we serve. As we calibrate our company to better meet the challenges facing our customers and the economy in general, we are extremely well served by having a partner like First Reserve on our team."

     The Company also agreed to allow the First Reserve fund to purchase 2,430,741 Quanta preferred shares in a second closing, each share of which will, upon shareholder approval, be convertible into ten common shares. The price per common share equivalent will not be less than $3.00 nor more than $3.50, depending upon the average closing price of Quanta's common shares for a period prior to the second closing. The second closing is conditioned on Quanta's negotiation of certain amendments with its lenders and senior secured note holders allowing the Company greater flexibility to grow its business. The closing is also subject to clearance under antitrust laws.

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     Ben Guill, president of First Reserve, will join the Company's board of directors; and, after the second closing, First Reserve may designate two additional directors to the board.

     Upon closing of the second investment, First Reserve would own approximately 37 percent of Quanta's voting stock, assuming full conversion of the preferred shares. First Reserve has an agreement with Quanta not to exceed a 37 percent investment without the consent of Quanta's independent directors.

     In exchange for consideration from the Company of approximately $2.2 million, the Company obtained from Aquila certain waivers of anti-dilution rights, preemptive rights and limitations on the number of directors on Quanta's board.

       Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company's comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

       Based in Houston, Texas and in Greenwich, Connecticut, First Reserve is an independently owned firm that invests exclusively within the energy and energy-related sectors of the world economy. It is the leading private equity firm specializing in the energy industry with $2.6 billion under management. First Reserve is currently the largest shareholder of Dresser, Inc., Chicago Bridge & Iron, Pride International, and Superior Energy Services.


This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, the possibility that the Company will be unable to negotiate amendments with its lenders and senior secured note holders. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company's reports filed under the Securities Exchange Act of 1934.

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